SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2012
World Wrestling Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (203) 352-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.   Submission of Matters to a Vote of Security Holders.

    (a) and (b) World Wrestling Entertainment, Inc. held its Annual Meeting of Stockholders on April 27, 2012.  Of the 487,134,443 votes in respect of shares outstanding and entitled to vote, 484,444,289 votes were represented at the meeting, or approximately a 99% quorum.  The final results of voting for each matter submitted to a vote of stockholders at the meeting are as follows:

Proposal 1 – Election of Directors

●	Elected the following nine individuals to the Board of Directors to serve as directors until the Annual Meeting of Stockholders in 2013 and until their successors have been duly elected and qualified.

	For	Withheld	Broker Non-Votes

Vincent K. McMahon	475,616,132	192,445	8,635,712
Stuart U. Goldfarb	475,620,834	187,743	8,635,712
Patricia A. Gottesman	475,623,196	185,381	8,635,712
David Kenin	475,611,651	196,926	8,635,712
Joseph H. Perkins	473,904,276	1,904,301	8,635,712
Frank A. Riddick, III	475,615,784	192,793	8,635,712
Jeffrey R. Speed	475,623,760	184,817	8,635,712
Kevin Dunn	475,109,011	699,566	8,635,712
Basil V. DeVito, Jr.	475,101,712	706,865	8,635,712

Proposal 2 – Re-approval of the Performance Goals for the Company’s 2007 Omnibus Incentive Plan

●
Re-approved the performance goals for the Company’s 2007 Omnibus Incentive Plan.  There were 473,640,306 votes for the re-approval; 2,080,973 votes against the re-approval; 87,298 abstentions; and 8,635,712 broker non-votes.

Proposal 3 – Approval of 2012 WWE Employee Stock Purchase Plan

●	Approved the 2012 WWE Employee Stock Purchase Plan. There were 475,494,955 votes for the approval; 259,172 votes against the approval; 54,450 abstentions; and 8,635,712 broker non-votes.

Proposal 4 – Ratification of Appointment of Independent Auditors

●
Ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012.  There were 483,918,328 votes for the ratification of the appointment, 437,246 votes against the ratification of the appointment, and 88,715 abstentions.

Proposal 5 – Advisory Vote on Executive Compensation

●
In an advisory vote, approved the compensation paid to the Company’s named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

For	Against	Broker Non Votes	Abstentions

473,453,666	2,193,387	161,524	8,635,712

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ James W. Langham
James W. Langham
SVP & Assistant General Counsel

Dated:  April 27, 2012